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                                                                     EXHIBIT 4.2

                       STATEMENT REGARDING RESTRICTIONS ON
                    TRANSFERABILITY OF SHARES OF COMMON STOCK

           (TO APPEAR ON STOCK CERTIFICATE OR TO BE SENT UPON REQUEST
     AND WITHOUT CHARGE TO STOCKHOLDERS ISSUED SHARES WITHOUT CERTIFICATES)

The securities issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company's status as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise provided pursuant to the Articles of Incorporation of the Company, no Person may
(i) Beneficially or Constructively Own any class of Common Stock of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) in number of shares or value, whichever is more restrictive, of such outstanding Common Stock; (ii) Beneficially or Constructively Own shares of any series of Preferred Stock of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) in number of shares or value, whichever is more restrictive, of the outstanding shares of such series of Preferred Stock; (iii) Beneficially or Constructively Own Common Stock or Preferred Stock (of any class or series) which would result in the Company being "closely held" under Section 856(h) of the Code; (iv) Beneficially or Constructively Own Common Stock or Preferred Stock that would cause the Company to Constructively Own 9.8% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code or which otherwise would cause the Company to fail to qualify as a REIT; or (v) Beneficially or Constructively own Common Stock or Preferred Stock that would cause the Company to fail to qualify as a REIT by reason of a violation of an applicable jurisdiction's securities laws or regulations. No Person may Transfer shares of Stock if such Transfer would result in the Stock being owned by fewer than 100 Persons. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Stock and/or Preferred Stock in excess of the above limitations and any Person who Beneficially or Constructively Owns Stock-in-Trust as a transferee of Common or Preferred Stock resulting in a transfer of Stock to the Trust (as described below) immediately must notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Stock and/or Preferred Stock or other event which results in a violation of the ownership or transfer limitations set forth in the Company's Articles of Incorporation shall be void ab initio and none of the Purported Beneficial or Record Transferees or the purported Beneficial or Record Holders shall have or acquire any rights in such Common Stock and/or Preferred Stock. If the transfer and ownership limitations referred to herein are violated, the Common Stock or Preferred Stock represented hereby automatically will be transferred to the Trust and deemed to be Stock-in-Trust to the extent of violation of such limitations, and such Stock-in-Trust will be held in trust by a trustee appointed by the Company, all as provided by the Articles of Incorporation of the Company. In addition, the Company may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or Acquisition or other event may violate the restrictions described above. All defined terms used in this legend have the meanings identified in the Company's Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.

NOTE: INSTEAD OF THE FOREGOING LEGEND, THE CERTIFICATE MAY STATE THAT THE
      CORPORATION WILL FURNISH TO A STOCKHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT ABOUT CERTAIN RESTRICTIONS ON TRANSFERABILITY.

FOR CALIFORNIA RESIDENTS:

       "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."